Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement (333-289200) on Form S-8 of our report dated February 21, 2025, except for the effects of the adjustments described in Note 2 - Reclassifications, as to which the date is March 2, 2026, with respect to the consolidated financial statements of Uniti Group Inc.

/s/ KPMG LLP
Dallas, Texas
March 2, 2026
KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.